EXHIBIT 21

LIST OF SUBSIDIARIES

SUBSIDIARY	LOCATION	BUSINESS	DATE	% OWNED

ADAPSYS Document Management LP	Winnipeg, Canada	ECM	August, 2005*	100%

ADAPSYS	Winnipeg, Canada	ECM	August, 2005*	100%

Novus Imaging Solutions, Inc.	Winnipeg, Canada	ECM	October, 2006*	100%

Digica, Inc.	Branchburg, NJ	IT Services	January, 2006*	100%

Research Engineers, GmbH	Herne, Germany	Software Sales	November, 1995*	100%

Research Engineers International Pte. Ltd.	Singapore	Software Sales	April, 2001#	100%

R-Cube Technologies, Inc.	Anaheim, CA	IT Services	February, 1999*#	100%

PacSoft Incorporated	Woodinville, WA	Software Sales	March, 1999*#	100%

NetGuru Systems, Inc.	Waltham, MA	IT Services	September, 1999*	100%

NetGuru Consulting, Inc.	Waltham, MA	IT Services	September, 1999*#	100%

DocuCom Imaging Solutions, Inc.	Toronto, Canada	ECM	June 2007*	100%

Human Resource Micro-Systems, Inc.	San Francisio, CA	HRO	June 2007*	100%

Blue Hill Data Services, Inc.	Pearl River, NY	ITO	October 2007*	100%

Allegria Software, Inc.	Anaheim, CA	Software Sales	April, 2000*#	100%

* Acquired; balance of subsidiaries were created.
# Inactive.